Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the captions “Fund Service Providers”, “Financial Highlights” and “Independent Registered Public Accounting Firm” in the Prospectus and “Miscellaneous Information - Independent Registered Public Accounting Firm” in the Statement of Additional Information, and to the incorporation by reference of our report dated July 25, 2012 on the May 31, 2012 financial statements of Guggenheim Canadian Energy Income ETF, Guggenheim China Real Estate ETF, Guggenheim China Small Cap ETF, Guggenheim Frontier Markets ETF, Guggenheim International Multi-Asset Income ETF, Guggenheim Shipping ETF, Guggenheim Timber ETF, and Guggenheim Yuan Bond ETF in Post-Effective Amendment No. 123 to the Registration Statement (Form N-1A No. 333-135105) and related Prospectus and Statement of Additional Information of the Claymore Exchange-Traded Fund Trust 2.

/s/ Ernst & Young LLP

Chicago, Illinois
September 28, 2012